SHOTSPOTTER, INC.

7979 Gateway Blvd., Suite 210

Newark, California 94560

July 27, 2018

Via EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Mail Stop 4720

Washington, D.C. 20549

Attn:	Matthew Derby

Re:	ShotSpotter, Inc.
Registration Statement on Form S-3
File No. 333-226052

Acceleration Request

Requested Date:	July 27, 2018
Requested Time:	5:00 P.M. Eastern Daylight Time

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, the undersigned registrant (the “Registrant”) hereby requests that the Securities and Exchange Commission (the “Commission”) take appropriate action to cause the above-referenced Registration Statement on Form S-3 (File No. 333-226052) (the “Registration Statement”) to become effective on July 27, 2018, at 5:00 p.m. Eastern Daylight Time, or as soon thereafter as is practicable, or at such later time as the Registrant may orally request via telephone call to the staff (the “Staff”).

Very truly yours,

ShotSpotter, Inc.

By:	/s/ Ralph A. Clark
Ralph A. Clark
Chief Executive Officer

cc:

Alan Stewart, ShotSpotter, Inc.

Sonya Strickler, ShotSpotter, Inc.

Robert Phillips, Cooley LLP

Jodie Bourdet, Cooley LLP

Amanda Busch, Cooley LLP